CALCULATION OF REGISTRATION FEE
Title of Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
HSBC USA Inc. Barrier Optimization Securities with Partial Protection Linked to the S&P 500® Index due on or about July 29, 2011	$6,626,600	$472.48
(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PRICING SUPPLEMENT Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-158385 Dated January 26, 2010

HSBC USA Inc. Barrier Optimization Securities with Partial Protection
Linked to the S&P 500® Index due on or about July 29, 2011
Tactical Market Exposure to Complement Traditional Investments
HSBC USA Inc. $6,626,600 Securities Linked to the S&P 500® Index due on or about July 29, 2011

Investment Description

These Barrier Optimization Securities with Partial Protection Linked to the S&P 500® Index are senior unsecured debt securities issued by HSBC USA Inc. (“HSBC”), which we refer to as the “securities”.  The securities are designed to provide exposure to the potential positive performance of the S&P 500® Index (the “Index”), subject to the Return Barrier of 30.47%.  If the Index Return is greater than zero over the term of the securities and the closing level of the Index is never above the Index Barrier on any day from the Trade Date through the Final Valuation Date (the “Observation Period”), at maturity, for each security, you will receive an amount equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the Index Return multiplied by (iii) the Participation Rate of 100%.  If the Index Return is between 0% and -15%, inclusive, and the closing level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each security, you will receive the principal amount.  If the Index Return is less than -15% and the closing level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each security, you will receive an amount equal to the principal amount reduced by 1% for every 1% by which the Index Return is less than -15%.  If the closing level of the Index is above the Index Barrier on any day during the Observation Period, at maturity, for each security, you will receive the principal amount plus a conditional payment equal to 3.00% of the principal amount regardless of the value of the Index Return.  Investing in the securities involves significant risks. You may lose up to 85% of your initial investment.  The partial principal protection feature applies only if you hold the securities to maturity.  Any payment on the securities, including any principal protection feature, is subject to the creditworthiness of HSBC.

Features
❑ Tactical Investment Opportunity: If you believe the Index will never close above the Index Barrier on any day during the Observation Period, the securities provide an opportunity for exposure to positive Index Returns with reduced exposure to negative Index Returns at maturity. If the Index closes above the Index Barrier on any day during the Observation Period, you will only receive a return equal to the conditional payment at maturity and will have no exposure to positive or negative Index Returns.
❑ Partial Protection Feature: If you hold the securities to maturity and the Index never closes above the Index Barrier on any day during the Observation Period, your investment will be protected from the first 15% decline in the Index, subject to the creditworthiness of HSBC, and will have 1-for-1 downside exposure to any negative Index Returns below -15%. If the Index closes above the Index Barrier on any day during the Observation Period, your investment will be fully principal protected, subject to the creditworthiness of HSBC.

Key Dates
Trade Date	January 26, 2010
Settlement Date	January 29, 2010
Final Valuation Date[1]	July 25, 2011
Maturity Date[1]	July 29, 2011

[1] Subject to postponement in the event of a market disruption event.

Security Offerings
HSBC USA Inc. is offering Barrier Optimization Securities with Partial Protection Linked to the S&P 500® Index.  The return on the securities will in no event exceed the Return Barrier of 30.47%.  The securities are offered at a minimum investment of $1,000 in denominations of $10 and integral multiples thereof.

See “Additional Information about HSBC USA Inc. and the Securities” on page 2 of this pricing supplement. The securities offered will have the terms specified in the accompanying prospectus dated April 2, 2009, the accompanying prospectus supplement dated April 9, 2009 and the terms set forth herein.  See “Key Risks” on page 7 of this pricing supplement and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or passed upon the accuracy or the adequacy of this document, the accompanying base prospectus or prospectus supplement. Any representation to the contrary is a criminal offense. The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency of the United States or any other jurisdiction and involve investment risks including possible loss of the principal amount invested due to the credit risk of HSBC..

The securities will not be listed on any U.S. securities exchange or quotation system.  HSBC Securities (USA) Inc., an affiliate of HSBC, will purchase the securities from HSBC for distribution to UBS Financial Services Inc., acting as agent.  See “Supplemental Plan of Distribution (Conflicts of Interest)” on page 11 for a description of the distribution arrangement.

	Price to Public	Underwriting Discount	Proceeds to Us
Per Security	$10.00	$0.15	$9.85
Total	$6,626,600	$99,399	$6,527,201

UBS Financial Services Inc.	HSBC USA Inc.

Additional Information about HSBC USA Inc. and the Securities

This pricing supplement relates to one security offering linked to the Index identified on the cover page.  The index described in this pricing supplement is a reference asset as defined in the prospectus supplement, and the securities being offered hereby are “notes” for purposes of the prospectus supplement. As a purchaser of a security, you will acquire an investment instrument linked to the Index.  Although the security offering relates to the Index identified on the cover page, you should not construe that fact as a recommendation of the merits of acquiring an investment linked to the Index, or as to the suitability of an investment in the securities.

You should read this document together with the prospectus dated April 2, 2009 and the prospectus supplement dated April 9, 2009.  If the terms of the securities offered in this pricing supplement are inconsistent with those described in the accompanying prospectus supplement or prospectus, the terms described in this pricing supplement will control.  You should carefully consider, among other things, the matters set forth in “Key Risks” beginning on page 7 of this pricing supplement and in “Risk Factors” beginning on page S-3 of the prospectus supplement, as the securities involve risks not associated with conventional debt securities.  You are to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

HSBC has filed a registration statement (including a prospectus and prospectus supplement) with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this pricing supplement relates.  Before you invest, you should read the prospectus and prospectus supplement in that registration statement and other documents HSBC has filed with the SEC for more complete information about HSBC and this offering.  You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.  Alternatively, HSBC or any dealer participating in this offering will arrange to send you the prospectus and prospectus supplement if you request them by calling toll-free 1 866 811 8049.

You may access these documents on the SEC web site at www.sec.gov as follows:

♦        Prospectus supplement dated April 9, 2009:
www.sec.gov/Archives/edgar/data/83246/000114420409019785/v145824_424b2.htm

♦        Prospectus dated April 2, 2009:
www.sec.gov/Archives/edgar/data/83246/000104746909003736/a2192100zs-3asr.htm

As used herein, references to “HSBC”, “we”, “the issuer”, “us” and “our” are to HSBC USA Inc. References to the HSBC “prospectus supplement” mean the prospectus supplement dated April 9, 2009 and references to “accompanying prospectus” mean the HSBC prospectus dated April 2, 2009.

Investor Suitability
The securities may be suitable for you if:
♦    You seek an investment with a return linked to the performance of the Index and you believe the level of the Index will increase moderately over the term of the securities - meaning that such an increase is unlikely to exceed the Return Barrier of 30.47% on any day during the Observation Period.
♦    You are willing and able to lose 1% of your principal amount for every 1% that the Index Return is less than -15% if the level of the Index never closes above the Index Barrier during the term of the securities.
♦    You are willing to forgo dividends or other distributions paid on the stocks included in the Index.
♦    You are willing to hold the securities to maturity, a term of 18 months, and are aware that there may be little or no secondary market for the securities.
♦    You are comfortable, in the event that the closing level of the Index is above the Index Barrier on any day during the Observation Period, receiving a return at maturity of 3% (the conditional payment), regardless of any appreciation in the Index.
♦    You do not seek current income from this investment.
♦    You are willing to invest in securities for which your potential return is capped at the Return Barrier of 30.47%.
♦    You are comfortable with the creditworthiness of HSBC, as issuer of the securities.

The securities may not be suitable for you if:
♦    You believe the level of the Index will decrease over the term of the securities, or you believe the level of the Index will increase by more than the Return Barrier of 30.47% on at least one day during the Observation Period in which case you will receive a return at maturity of 3% (the conditional payment), regardless of any appreciation in the Index.
♦    You are uncomfortable, in the event that the closing level of the Index is above the Index Barrier on any day during the Observation Period, receiving a return at maturity of 3% (the conditional payment), regardless of any appreciation in the Index.
♦    You seek an investment whose return is not subject to a cap that will be equal to the Return Barrier of 30.47%.
♦    You seek an investment that is 100% principal protected.
♦    You prefer to receive the dividends or other distributions paid on stocks included in the Index.
♦    You are unable or unwilling to hold the securities to maturity.
♦    You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by HSBC or another issuer with a similar credit rating.
♦    You seek current income from this investment.
♦    You seek an investment for which there will be an active secondary market.
♦    You are not willing or are unable to assume the credit risk associated with HSBC, as issuer of the securities.

The suitability considerations identified above are not exhaustive. Whether or not the securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the securities in light of your particular circumstances. You should also review “Key Risks” on page 7 of this pricing supplement and the more detailed “Risk Factors” beginning on page S-3 of the accompanying prospectus supplement for risks related to the securities and the Index.

Terms
Issuer	HSBC USA Inc. (A1/AA-/AA)[1]
Principal Amount	$10 per security
Term	18 months
Index	S&P 500® Index
Payment at Maturity
You will receive a cash payment at maturity linked to the performance of the Index during the term of the securities.
If the Index Return is greater than zero and the closing level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each security you will receive an amount equal to the sum of (a) the principal amount plus (b) the product of (i) the principal amount multiplied by (ii) the Index Return multiplied by (iii) the Participation Rate:
      $10 + [$10 × Index Return × Participation Rate]
If the Index Return is between 0% and -15%, inclusive, and the closing level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each security you will receive the $10 principal amount[2].
If the Index Return is less than -15% and the closing level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each security you will receive an amount equal to the principal amount reduced by 1% for every 1% by which the Index Return is less than -15%:
$10 + [$10 × (Index Return + 15%)]
If the Index Return is less than -15% and the closing level of the Index is never above the Index Barrier on any day during the Observation Period, you could lose up to 85% of the principal amount of your securities.
If the closing level of the Index is above the Index Barrier on any day during the Observation Period, at maturity, for each security you will receive the principal amount plus the conditional payment:
$10 + conditional payment
If the closing level of the Index is above the Index Barrier during the Observation Period, you will receive at maturity the principal amount plus the conditional payment, regardless of the value of the index ending level.

Participation Rate	100.00%
Conditional Payment	$0.30 (3.00% of the principal amount)
Index Barrier	1,424.95, which was the Index starting level × (1 + Return Barrier)
Return Barrier	30.47%
Index Return	Index ending level – index starting level
index starting level
index starting level	1,092.17, which was the closing level of the Index on the Trade Date.
index ending level	The closing level of the Index on the Final Valuation Date.
Closing level
The closing level on any scheduled trading day will be the closing level of the Index on such scheduled trading day as determined by the calculation agent based upon determinations with respect thereto made by the reference sponsor and displayed on Bloomberg Professional® service page “SPX <INDEX>”or any successor page on Bloomberg Professional® service or any successor service, as applicable.

Observation Period	The period beginning on, and including, the Trade Date and ending on, and including the Final Valuation Date.
CUSIP / ISIN	4042EP214 / US4042EP2146
Calculation Agent	HSBC USA Inc. or one of its affiliates.
Trustee
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, the securities will be issued under the senior indenture dated March 31, 2009, between HSBC USA Inc., and Wells Fargo Bank, National Association, as trustee.  Such indenture has substantially the same terms as the indenture described in the accompanying prospectus supplement.

Paying Agent
Notwithstanding anything contained in the accompanying prospectus supplement to the contrary, HSBC Bank USA, N.A. will act as paying agent with respect to the securities pursuant to a Paying Agent and Securities Registrar Agreement dated June 1, 2009, between HSBC USA Inc. and HSBC Bank USA, N.A.

Determining Payment at Maturity
As such, you could lose up to 85% of the principal amount of your securities depending on how much the level of the Index decreases over the term of the securities.

1 HSBC is rated A1 by Moody’s Investors Service, Inc., AA- by Standard & Poor’s Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc. and AA by Fitch Ratings.  A credit rating reflects the creditworthiness of HSBC and is not a recommendation to buy, sell or hold the securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.  The securities themselves have not been independently rated.  Each rating should be evaluated independently of any other rating. However, because the return on the securities is dependent upon factors in addition to HSBC’s ability to pay its obligations under the securities, such as the index ending level, an improvement in HSBC’s credit ratings, financial condition or results of operations is not expected to have a positive effect on the trading value of the securities.
2 Partial principal protection is provided by HSBC and therefore, is dependent on the ability of HSBC to satisfy its obligations as they come due.

What are the tax consequences of the securities?

You should carefully consider, among other things, the matters set forth in the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.  The following discussion summarizes certain of the material U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of each of the securities. This summary supplements the section “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement and supersedes it to the extent inconsistent therewith.  This summary does not address the tax consequences that may be relevant to persons that own in the aggregate, directly or indirectly (including by reason of investing in the securities), more than 5% of any entity included in the Index. Notwithstanding any disclosure in the accompanying prospectus supplement to the contrary, our special U.S. tax counsel in this transaction is Sidley Austin llp.

There are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities.  Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the Index. We intend to treat the securities consistent with this approach.  Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the securities in accordance with this approach.  Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes.  See "Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.

Despite the foregoing, if the closing level of the Index is above the Index Barrier on any day during the Observation Period, a holder is certain to receive its principal plus the conditional payment at maturity.  In this case, it is possible that a U.S. holder (as defined in the prospectus supplement) would be treated as exchanging its securities for a debt instrument of the issuer on that specific day.  If a U.S. holder is so treated, the U.S. holder would recognize capital gain or loss on the date that the closing level of the Index is above the Index Barrier.  Any such capital gain or loss would be short-term capital gain or loss if the U.S. holder’s holding period at the time of the deemed exchange is 365 days or less.  In addition, in such event, a U.S. holder’s holding period for the debt instrument would begin on the following day.  See “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement for certain U.S. income tax considerations generally applicable to debt instruments.  In particular, if the remaining term of the securities beginning on the date following the date on which the closing level of the Index is above the Index Barrier is 365 days or less, see “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Short-Term Debt Instruments” in the prospectus supplement, and if the remaining term of the securities beginning on the date following the date on which the closing level of the Index is above the Index Barrier is 366 days or greater, see “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Original Issue Discount” in the prospectus supplement.

If one or more of the issuers of the stocks included in the Index are treated as “real estate investment trusts” (“REITs”),  partnerships or trusts, or “passive foreign investment companies” (“PFICs”) for U.S. federal income tax purposes, or otherwise as a “pass-thru entity” for purposes of Section 1260 of the Internal Revenue Code of 1986, as amended (the “Code”), it is possible that the securities will be subject to the “constructive ownership” rules of Section 1260 of the Code.  If the securities are subject to Section 1260 of the Code, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge.

We will not attempt to ascertain whether any issuer of the stocks included in the Index would be treated as a PFIC, within the meaning of Section 1297 of the Code.  In the event that one or more issuers of the stocks included in the Index were treated as a PFIC, certain adverse U.S. federal income tax consequences might apply. You should refer to information filed with the SEC and other authorities by the issuers of the stocks included in the Index and consult your tax advisor regarding the possible consequences to you in the event that one or more issuers of the stocks included in the Index is or becomes a PFIC.

Because there are no statutory provisions, regulations, published rulings or judicial decisions addressing the characterization for U.S. federal income tax purposes of securities with terms that are substantially the same as those of the securities, other characterizations and treatments are possible and the timing and character of income in respect of the securities might differ from the treatments described above.  For example, the securities could be treated as debt instruments that are “contingent payment debt instruments” for U.S. federal income tax purposes subject to the treatment described under the heading “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Contingent Payment Debt Instruments” in the prospectus supplement.  It is also possible that other alternative characterizations and treatments of the securities could apply pursuant to which a holder may be required to recognize ordinary income over the term of the securities or at maturity.  See “Certain U.S. Federal Income Tax Considerations – Certain Equity-Linked Notes – Certain Notes Treated as Forward Contracts or Executory Contracts” in the prospectus supplement.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the security prior to the receipt of payments with respect to the security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the security could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S.  federal income tax treatment of the securities.

PROSPECTIVE PURCHASERS OF SECURITIES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE U.S. FEDERAL, STATE, LOCAL, AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF SECURITIES.

Scenario Analysis and Examples at Maturity

The below scenario analysis and examples are provided for illustrative purposes only and are purely hypothetical. They do not purport to be representative of every possible scenario concerning increases or decreases in the level of the Index relative to its index ending level. We cannot predict the index ending level on the Final Valuation Date or the closing level of the Index on any other scheduled trading day. You should not take the scenario analysis and these examples as an indication or assurance of the expected performance of the Index. The numbers set forth in the examples below have been rounded for ease of analysis. The following scenario analysis and examples illustrate the payment at maturity for a $10.00 security.

The following scenario analysis and examples reflect the index starting level of 1,092.17, the Participation Rate of 100.00%, the Return Barrier of 30.47%, the Index Barrier of 1,424.95 and a conditional payment of 3.00%, and assume a range of possible Index Returns from +100.00% to -100.00%.

Example 1 — The level of the Index increases from an index starting level of 1,092.17 to an index ending level of 1,310.60.  In addition, the closing level of the Index never is above the Index Barrier during the Observation Period. The Index Return is calculated as follows:

(1,310.60 - 1,092.17) / 1,092.17 = 20.00%

Because the Index Return is greater than zero over the term of the securities and the closing level of the Index is never above the Index Barrier on any day during the Observation Period, the payment at maturity is calculated as follows:

  $10.00 + [$10.00 × Index Return × Participation Rate]
=$10.00 + [$10.00 × 20.00% × 100.00%]
=$10.00 + $2.00
=$12.00

Example 2 — The level of the Index decreases from an index starting level of 1,092.17 to an index ending level of 982.95. In addition, the closing level of the Index never is above the Index Barrier during the Observation Period. The Index Return is calculated as follows:

(982.95 - 1,092.17) / 1,092.17 = -10.00%

Because the Index Returns between 0% and -15%, inclusive, and the closing level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each security you will receive the $10.00 principal amount.

Example 3 — The level of the Index decreases from an index starting level of 1,092.17 to an index ending level of 655.30. In addition, the closing level of the Index never is above the Index Barrier during the Observation Period.  The Index Return is calculated as follows:

(655.30 - 1,092.17) / 1,092.17 = -40.00%

Because the Index Return is less than -15% and the closing level of the Index is never above the Index Barrier on any day during the Observation Period, at maturity, for each security you will receive an amount equal to the principal amount reduced by 1% for every 1% by which the Index Return is less than -15%, and the payment at maturity is calculated as follows:

  $10.00 + [$10.00 × (Index Return + 15.00%)]
=$10.00 + [$10.00 × (-40.00% + 15.00%)]
=$10.00 + [$10.00 × -25.00%]
=$10.00 - $2.50
=$7.50

Example 4 — The level of the Index increases from an index starting level of 1,092.17 to an index ending level of 1,419.82. In addition, the closing level of the Index is above the Index Barrier on at least one day during the Observation Period.

Because the Index has closed above the Index Barrier on at least one day during the Observation Period, the payment at maturity is calculated as follows:

  $10.00 + conditional payment
=$10.00 + ($10.00 × 3.00%)
=$10.00 + $0.30
=$10.30

Example 5 — The level of the Index decreases from an index starting level of 1,092.17 to an index ending level of 764.52. In addition, the closing level of the Index is above the Index Barrier on at least one day during the Observation Period.

Because the Index has closed above the Index Barrier on at least one day during the Observation Period, the payment at maturity is calculated as follows:

  $10.00 + conditional payment
=$10.00 + ($10.00 × 3.00%)
=$10.00 + $0.30
=$10.30

Hypothetical Performance of the Securities
Index		The Index Never Closes Above Barrier[1]		The Index Closes Above Barrier[2]
Hypothetical Index Ending Level	Hypothetical Index Return[3]	Hypothetical Payment at Maturity	Hypothetical Return on Securities at Maturity	Hypothetical Payment at Maturity	Hypothetical Return on Securities at Maturity
2,184.34	100.00%	N/A	N/A	$10.30	3.00%
2,075.12	90.00%	N/A	N/A	$10.30	3.00%
1,965.91	80.00%	N/A	N/A	$10.30	3.00%
1,856.69	70.00%	N/A	N/A	$10.30	3.00%
1,747.47	60.00%	N/A	N/A	$10.30	3.00%
1,638.26	50.00%	N/A	N/A	$10.30	3.00%
1,529.04	40.00%	N/A	N/A	$10.30	3.00%
1,424.95	30.47%	$13.05	30.47%	$10.30	3.00%
1,419.82	30.00%	$13.00	30.00%	$10.30	3.00%
1,310.60	20.00%	$12.00	20.00%	$10.30	3.00%
1,201.39	10.00%	$11.00	10.00%	$10.30	3.00%
1,092.17	0.00%	$10.00	0.00%	$10.30	3.00%
982.95	-10.00%	$10.00	0.00%	$10.30	3.00%
928.34	-15.00%	$10.00	0.00%	$10.30	3.00%
873.74	-20.00%	$5.00	-5.00%	$10.30	3.00%
764.52	-30.00%	$8.50	-15.00%	$10.30	3.00%
655.30	-40.00%	$7.50	-25.00%	$10.30	3.00%
546.09	-50.00%	$6.50	-35.00%	$10.30	3.00%
436.87	-60.00%	$5.50	-45.00%	$10.30	3.00%
327.65	-70.00%	$4.50	-55.00%	$10.30	3.00%
218.43	-80.00%	$3.50	-65.00%	$10.30	3.00%
109.22	-90.00%	$2.50	-75.00%	$10.30	3.00%
0.00	-100.00%	$1.50	-85.00%	$10.30	3.00%

Scenario Analysis – hypothetical payment at maturity for each $10.00 principal amount of securities.

1 The closing level is never above the Index Barrier on any day during the Observation Period.
2  The closing level is above the Index Barrier on at least one day during the Observation Period.
3. The Index Return excludes any dividend payments.

Key Risks

An investment in the securities involves significant risks. Some of the risks that apply to the securities are summarized here, but we urge you to read the more detailed explanation of risks relating to the securities generally in the “Risk Factors” section of the accompanying prospectus supplement. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the securities.

♦
The Securities are Not Fully Principal Protected and You May Lose Up to 85% of Your Investment: The securities are not fully principal protected.  The securities differ from ordinary debt securities in that we will not pay you 100% of the principal amount of your securities if the closing level of the Index is never greater than the Index Barrier on any day during the Observation Period and the Index Return is less than -15.00%.  In that event, you will lose 1% of the original principal amount for each percentage point that the Index Return is below -15.00%.  Accordingly, you may lose up to 85.00% of your investment in the securities.

♦
Partial Principal Protection Only Applies if You Hold the Securities to Maturity: You should be willing to hold your securities to maturity.  The partial principal protection feature only applies if you hold your securities to maturity.  The securities are not designed to be short-term trading instruments.  The price at which you will be able to sell your securities to HSBC, its affiliates or any party in the secondary market prior to maturity, if at all, may be at a substantial discount from the principal amount of the securities, even in cases where the level of the Index has increased since the Trade Date.

♦	Maximum Gain: You will not participate in any increase in the level of the Index beyond the Return Barrier of 30.47%. YOU WILL NOT RECEIVE A RETURN ON THE SECURITIES GREATER THAN THE RETURN BARRIER.

♦
Credit of Issuer: The securities are senior unsecured debt obligations of HSBC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the securities, including any principal protection at maturity, depends on the ability of HSBC to satisfy its obligations as they come due. As a result, the actual and perceived creditworthiness of HSBC may affect the market value of the securities and, in the event HSBC were to default on its obligations, you may not receive the partial principal protection or any other amounts owed to you under the terms of the securities.

♦
Lack of Liquidity:  The securities will not be listed on any securities exchange or quotation system. An affiliate of HSBC intends to offer to repurchase the securities in the secondary market but is not required to do so and may cease any such market-making activities at any time without notice. Because other dealers are not likely to make a secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which an affiliate of HSBC is willing to buy the securities, which will exclude any fees or commissions you paid when you purchased the securities and therefore will generally be lower than the price you paid when you purchased the securities.

♦
No Periodic Interest or Dividend Payments or Voting Rights: As a holder of the securities, you will not receive interest payments, and you will not have voting rights or rights to receive dividends or other distributions or other rights that holders of the stocks underlying the Index would have.

♦
Price Prior to Maturity: The market price of the securities will be influenced by many factors including the level of the Index, volatilities, dividends, the time remaining to maturity of the securities, interest rates, geopolitical conditions, economic, political, financial and regulatory or judicial events, and the creditworthiness of HSBC.

♦
Potential HSBC Impact on Price: Trading or transactions by HSBC or its affiliates in the stocks comprising the Index or in futures, options, exchange-traded funds or other derivative products on stocks comprising the Index, may adversely affect the market value of the stocks comprising the Index, the level of the Index, and, therefore, the market value of your securities.

♦
Impact of Fees on Secondary Market Prices: Generally, the price of the securities in the secondary market, if any, is likely to be lower than the initial offering price since the issue price includes and the secondary market prices are likely to exclude, commissions, hedging costs or other compensation paid with respect to the securities.

♦
Potential Conflict of Interest: HSBC and its affiliates may engage in business with the issuers of the stocks comprising the Index, which may present a conflict between the obligations of HSBC and you, as a holder of the securities.  The calculation agent, who is the issuer of the securities, will determine the payment at maturity based on the observed index ending level and the daily closing level of the Index during the term of the securities.  The calculation agent can postpone the determination of the index ending level or the Maturity Date if a market disruption event occurs and is continuing on the Final Valuation Date.

♦
Potentially Inconsistent Research, Opinions or Recommendations by HSBC: HSBC, UBS Financial Services Inc., or any of their affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities; and which may be revised at any time.  Any such research, opinions or recommendations could affect the level of the Index or the price of the stocks included in the Index, and therefore, the market value of the securities.

♦
The Securities are Not Insured by any Governmental Agency of the United States or any Other Jurisdiction: The securities are not deposit liabilities or other obligations of a bank and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency or program of the United States or any other jurisdiction.  An investment in the securities is subject to the credit risk of HSBC, and in the event that HSBC is unable to pay its obligations as they become due, you may not receive the full payment at maturity of the securities. This debt is not guaranteed under the Federal Deposit Insurance Corporation’s Temporary Liquidity Guarantee Program.

♦
Uncertain Tax Treatment: There is no direct legal authority as to the proper tax treatment of the securities, and therefore significant aspects of the tax treatment of the securities are uncertain as to both the timing and character of any inclusion in income in respect of the securities.  Under one reasonable approach, the securities should be treated as pre-paid forward or other executory contracts with respect to the Index.  We intend to treat the securities consistent with this approach.  Pursuant to the terms of the securities, you agree to treat the securities under this approach for all U.S. federal income tax purposes.  Subject to certain limitations described in the accompanying prospectus supplement, and based on certain factual representations received from us, in the opinion of our special U.S. tax counsel, Sidley Austin llp, it is reasonable to treat the securities in accordance with this approach.  Pursuant to this approach, we do not intend to report any income or gain with respect to the securities prior to their maturity or an earlier sale or exchange and we intend to treat any gain or loss upon maturity or an earlier sale or exchange as long-term capital gain or loss, provided that you have held the security for more than one year at such time for U.S. federal income tax purposes. See "Certain U.S. Federal Income Tax Considerations — Certain Equity-Linked Notes — Certain Notes Treated as Forward Contracts or Executory Contracts" in the prospectus supplement for certain U.S. federal income tax considerations applicable to securities that are treated as pre-paid cash-settled forward or other executory contracts.  However, if the closing level of the Index is above the Index Barrier on any day during the Observation Period so that, at maturity, a U.S. holder (as defined in the prospectus supplement) will receive its principal plus the conditional payment, it is possible that the U.S. holder would be treated as exchanging its securities for a debt instrument of the issuer on that date. If a U.S. holder is so treated, the U.S. holder would recognize capital gain or loss on the date that the closing level of the Index is above the Index Barrier. Any such capital gain or loss would be short-term capital gain or loss if the U.S. holder’s holding period at the time of the deemed exchange is 365 days or less. In addition, in such event, a U.S. holder’s holding period for the debt instrument would begin on the following day. See “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement for certain U.S. income tax considerations generally applicable to debt instruments. In particular, if the remaining term of the securities beginning on the date following the date on which the closing level of the Index is above the Index Barrier is 365 days or less, see “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Short-Term Debt Instruments” in the prospectus supplement, and if the remaining term of the securities beginning on the date following the date on which the closing level of the Index is above the Index Barrier is 366 days or greater, see “Certain U.S. Federal Income Tax Considerations — U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes — Original Issue Discount” in the prospectus supplement.

Certain of the entities included in the Index could be treated as real estate investment trusts, partnerships, trusts, or passive foreign investment companies for U.S. federal income tax purposes, or otherwise as “pass-thru entities” for purposes of Section 1260 of the Code, in which case it is possible that the securities will be subject to the “constructive ownership” rules of Section 1260 of the Code.  If the securities are subject to Section 1260 of the Code, the portion of any gain that relates to a pass-thru entity that would otherwise be treated as long-term capital gain recognized on the sale, exchange, maturity, or other taxable disposition of the securities could be treated as ordinary income and subject to an interest charge.

In Notice 2008-2, the Internal Revenue Service (“IRS”) and the Treasury Department requested comments as to whether the purchaser of an exchange traded note or prepaid forward contract (which may include the securities) should be required to accrue income during its term under a mark-to-market, accrual or other methodology, whether income and gain on such a note or contract should be ordinary or capital, and whether foreign holders should be subject to withholding tax on any deemed income accrual. Accordingly, it is possible that regulations or other guidance could provide that a U.S. holder of a security is required to accrue income in respect of the security prior to the receipt of payments with respect to the security or its earlier sale. Moreover, it is possible that any such regulations or other guidance could treat all income and gain of a U.S. holder in respect of a security as ordinary income (including gain on a sale). Finally, it is possible that a non-U.S. holder (as defined in the prospectus supplement) of the security could be subject to U.S. withholding tax in respect of a security. It is unclear whether any regulations or other guidance would apply to the securities (possibly on a retroactive basis). Prospective investors are urged to consult with their tax advisors regarding Notice 2008-2 and the possible effect to them of the issuance of regulations or other guidance that affects the U.S. federal income tax treatment of the securities. For a more complete discussion of the U.S. federal income tax consequences of your investment in a security, please see the discussion under “Certain U.S. Federal Income Tax Considerations” in the prospectus supplement.

Market Disruption Event

If the Final Valuation Date is not a scheduled trading day, then the Final Valuation Date will be the next scheduled trading day.  If a market disruption event (as defined below) exists on the Final Valuation Date, then the Final Valuation Date will be the next scheduled trading day for which there is no market disruption event.  If the market disruption event continues for five consecutive scheduled trading days, then the fifth of such consecutive scheduled trading days will nonetheless be the Final Valuation Date, and the calculation agent will determine, in its discretion, the index ending level on that date by means of the formula for, and method of calculating, the Index which applied just prior to the market disruption event, using the relevant exchange’s traded or quoted price of each stock in the Index (or if an event giving rise to a market disruption event has occurred with respect to a stock in the Index and is continuing on that fifth scheduled trading day, the calculation agent’s good faith estimate of the value for that stock).  If the Final Valuation Date is postponed, then the Maturity Date will also be postponed until the date which follows the Final Valuation Date, as postponed, by the number of business days between the original Final Valuation Date and the original Maturity Date.

“Market disruption event” means any scheduled trading day on which any relevant exchange or related exchange fails to open for trading during its regular trading session or on which any of the following events has occurred and is continuing which the issuer determines is material:

(i)  any suspension of or limitation imposed on trading by any relevant exchange or related exchanges or otherwise, (A) relating to any stocks included in the Index then constituting 20% or more of the level of the Index; or (B) in futures or options contracts relating to the Index on any related exchange; or

(ii)  any event (other than any event described in (iii) below) that disrupts or impairs the ability of market participants in general (A) to effect transactions in, or obtain market values for, any stocks in the Index then constituting 20% or more of the level of the Index; or (B) to effect transactions in, or obtain market values for, futures or options contracts relating to the Index on any applicable related exchange; or

(iii)  the closure, on any scheduled trading day, of any relevant exchange or any related exchange relating to any stocks included in the Index then constituting 20% or more of the level of the Index prior to its scheduled closing time (unless the earlier closing time is announced by the relevant exchange or related exchange at least one hour prior to the earlier of (A) the actual closing time for the regular trading session on such exchange; or (B) the submission deadline for orders to be entered into the relevant exchange or related exchange for execution at the close of trading on that day).

“Related exchange” means each exchange or quotation system or any successor or temporary substitute for such exchange or quotation system (provided HSBC has determined, for a substitute exchange or quotation system, that liquidity on such substitute is comparable to liquidity on the original related exchange) and where trading has a material effect (as determined by the calculation agent) on the overall market for futures or options contracts relating to the Index.

“Relevant exchange” means the primary exchange or quotation system for any stock then included in the Index.

“Scheduled closing time” means the scheduled weekday closing time of the relevant exchange or related exchange, without regard to after hours or any other trading outside of the regular trading session hours.

“Scheduled trading day” means any day on which all of the relevant exchanges and related exchanges are scheduled to be open for their respective regular trading sessions.

The S&P 500® Index (the “Index”)

This pricing supplement is not an offer to sell and it is not an offer to buy stocks comprising the Index.  All disclosures contained in this pricing supplement regarding the Index, including its make-up, performance, method of calculation, and changes in its components, are derived from publicly available information.  Neither HSBC nor any of its affiliates assumes any responsibilities for the adequacy or accuracy of information about the Index or stocks comprising the Index contained in this pricing supplement.  You should make your own investigation into the Index as well as stocks included in the Index.  The reference sponsor has no obligation to continue to publish, and may discontinue publication of, the Index.  The reference sponsor may discontinue or suspend the publication of the Index at any time.

Neither we nor any affiliate makes any representation that any publicly available information regarding the reference sponsor is accurate or complete.  For more information, we urge you to read the section “Sponsors or Issuers and Reference Asset” on page S-37 in the accompanying prospectus supplement.

Standard & Poor’s Financial Services LLC (“S&P”) publishes the Index.

The Index is a capitalization weighted index and is intended to provide an indication of the pattern of common stock price movement.  The calculation of the level of the Index, discussed below in further detail, is based on the relative value of the aggregate market value of the common stocks of 500 companies as of a particular time compared to the aggregate average market value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.  S&P chooses companies for inclusion in the Index with the aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the NYSE, which S&P uses as an assumed model for the composition of the total market.

Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the market price of that company’s common stock is generally responsive to changes in the affairs of the respective industry and the market value and trading activity of the common stock of that company.  Ten main groups of companies comprise the SPX with the approximate percentage of the market capitalization of the SPX included in each group as of January 25, 2010 indicated in parentheses: Consumer Discretionary (9.59%), Consumer Staples (11.49%), Energy (11.54%), Financials (14.29%), Health Care (13.03%), Industrials (10.54%), Information Technology (19.40%), Materials (3.50%), Telecommunication Services (2.96%), and Utilities (3.67%). Changes in the SPX are reported daily in the financial pages of many major newspapers, on Bloomberg Professional® service under the symbol “SPX” and on the S&P website.  Information contained in the S&P website is not incorporated by reference in, and should not be considered a part of, this document.  The SPX does not reflect the payment of dividends on the stocks included in the SPX.

Computation of the Index

S&P currently computes the Index as of a particular time as follows:

i.	the product of the market price per share and the number of then outstanding shares of each component stock as determined asof that time (referred to as the “market value” of that stock);

ii.	the market values of all component stocks as of that time are aggregated;

iii.	the average of the market values as of each week in the base period of the years 1941 through 1943 of the common stock of eachcompany in a group of 500 substantially similar companies is determined;

iv.	the mean average market values of all these common stocks over the base period are aggregated (the aggregate amount beingreferred to as the “base value”);

v.	the current aggregate market value of all component stocks is divided by the base value; and

vi.	the resulting quotient, expressed in decimals, is multiplied by ten.

While S&P currently employs the above methodology to calculate the Index, no assurance can be given that S&P will not modify or change this methodology in a manner that may affect the performance of the Index.

S&P adjusts the foregoing formula to offset the effects of changes in the market value of a component stock that are determined by S&P to be arbitrary or not due to true market fluctuations.

These changes may result from causes such as:

•        the issuance of stock dividends,

•        the granting to shareholders of rights to purchase additional shares of stock,

•        the purchase of shares by employees pursuant to employee benefit plans,

•        consolidations and acquisitions,

•        the granting to shareholders of rights to purchase other securities of the company,

•        the substitution by S&P of particular component stocks in the Index, and

•        other reasons.

In these cases, S&P first recalculates the aggregate market value of all component stocks, after taking account of the new market price per share of the particular component stock or the new number of outstanding shares of that stock or both, as the case may be, and then determines the new base value in accordance with the following formula:

Old Base Value  ×  New Market Value  = New Base Value
Old Market Value

The result is that the base value is adjusted in proportion to any change in the aggregate market value of all component stocks resulting from the causes referred to above to the extent necessary to negate the effects of these causes upon the Index.

In addition, S&P standard practice is to remove all closely held shares and shares held between corporations who are both in the calculations of the Index and an index component’s market value.

License Agreement with S&P:

HSBC has entered into a nonexclusive license agreement providing for the license to HSBC, in exchange for a fee, of the right to use indices owned and published by S&P’s in connection with some products, including the securities.

The securities are not sponsored, endorsed, sold or promoted by S&P, a division of The McGraw-Hill Companies, Inc. S&P makes no representation or warranty, express or implied, to the holders of the securities or any member of the public regarding the advisability of investing in financial products generally or in the securities particularly or the ability of the S&P 500® to track general stock market performance.  S&P’s only relationship to HSBC USA Inc. (other than transactions entered into in the ordinary course of business) is the licensing of certain service marks and trade names of S&P and of the S&P 500® which is determined, composed and calculated by S&P  without regard to HSBC or the securities.  S&P has no obligation to take the needs of HSBC or the holders of the securities into consideration in determining, composing or calculating the S&P 500®.  S&P is not responsible for and has not participated in the determination of the timing of the sale of the securities, prices at which the securities are to initially be sold, or quantities of the securities to be issued or in the determination or calculation of the equation by which the securities are to be converted into cash.  S&P has no obligation or liability in connection with the administration, marketing or trading of the securities.

The graph below illustrates the daily performance of the Index from 1/3/2000 to 1/26/2010 as reported on the Bloomberg Professional® service. The historical levels of the Index should not be taken as an indication of future performance.

The closing level of the Index on January 26, 2010 was 1,092.17.

Certain ERISA Considerations

We urge you to read the “Certain ERISA Considerations” section in the Prospectus Supplement.

Discontinuance or Modification of the Index

If the reference sponsor (as defined below) discontinues publication of or otherwise fails to publish the Index on any day on which the Index is scheduled to be published and the reference sponsor or another entity publishes a successor or substitute index that the calculation agent determines to be comparable to the discontinued index (the comparable index, the “Successor Index”), then that Successor Index will be deemed to be the Index for all purposes relating to the securities, including for purposes of determining whether a market disruption event exists.  Upon any selection by the calculation agent of a Successor Index, the calculation agent will furnish written notice to us and the holders of the securities.

If the Index is discontinued or if the reference sponsor fails to publish the Index and the calculation agent determines that no Successor Index is available at that time, then the calculation agent will determine the applicable closing level using the same general methodology previously used by the reference sponsor.  The calculation agent will continue to make that determination until the earlier of (i) the Final Valuation Date or (ii) a determination by the calculation agent that the Index or a Successor Index is available.  In that case, the calculation agent will furnish written notice to us and the holders of the securities.

If at any time the method of calculating the Index or a Successor Index, or the level thereof, is changed in a material respect, or if the Index or a Successor Index is in any other way modified so that, in the determination of the calculation agent, the level of that index does not fairly represent the level of the Index or Successor Index that would have prevailed had those changes or modifications not been made, then the calculation agent will make the calculations and adjustments as may be necessary in order to determine a level comparable to the level that would have prevailed had those changes or modifications not been made.  If, for example, the method of calculating the Index or a Successor Index is modified so that the level of that index is a fraction of what it would have been if it had not been modified, then the calculation agent will adjust that index in order to arrive at a level of the Index or Successor Index as if it had not been modified.  In that case, the calculation agent will furnish written notice to us and the holders of the securities.

Notwithstanding these alternative arrangements, discontinuance of the publication of the Index may adversely affect the value of, and trading in, the securities.

“Reference sponsor” means Standard & Poor's Financial Services LLC, a subsidiary of The McGraw-Hill Companies, Inc.

Events of Default and Acceleration

If the securities have become immediately due and payable following an event of default (as defined in the accompanying prospectus) with respect to the securities, the calculation agent will determine the accelerated payment at maturity due and payable in the same general manner as described in “Terms” in this pricing supplement.  In that case, the scheduled trading day preceding the date of acceleration will be used as the Final Valuation Date for purposes of determining the accelerated Index Return.  If a market disruption event exists with respect to the Index on that scheduled trading day, then the accelerated Final Valuation Date for the Index will be postponed for up to five scheduled trading days (in the same general manner used for postponing the originally scheduled Final Valuation Date).  The accelerated Maturity Date will be the fourth business day following the accelerated Final Valuation Date.

If the securities have become immediately due and payable following an event of default, you will not be entitled to any additional payments with respect to the securities.  For more information, see “Description of Debt Securities — Events of Default” and “— Events of Default; Defaults” in the accompanying prospectus.

Supplemental Plan of Distribution (Conflicts of Interest)

Pursuant to the terms of a distribution agreement, HSBC Securities (USA) Inc., an affiliate of ours, will purchase the securities from us for distribution to UBS Financial Services Inc. (the “Agent”). We have agreed to sell to the Agent, and the Agent has agreed to purchase, all of the securities at the price indicated on the cover of this pricing supplement. We have agreed to indemnify the Agent against liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments that the Agent may be required to make relating to these liabilities as described in the accompanying prospectus supplement and the prospectus. The Agent may allow a concession not in excess of the underwriting discount set forth on the cover of this pricing supplement to its affiliates.

Subject to regulatory constraints, HSBC (or an affiliate thereof) intends to offer to purchase the securities in the secondary market, but is not required to do so.  We or our affiliate will enter into swap agreements or related hedge transactions with one of our other affiliates or unaffiliated counterparties, which may include the Agent, in connection with the sale of the securities and the Agent and/or an affiliate may earn additional income as a result of payments pursuant to the swap or related hedge transactions.

In addition, HSBC Securities (USA) Inc. or another of its affiliates or agents may use this pricing supplement in market-making transactions after the initial sale of the securities, but is under no obligation to do so and may discontinue any market-making activities at any time without notice.

See “Supplemental Plan of Distribution” on page S-52 in the accompanying prospectus supplement.